Exhibit 10.31

Jilin Mingyang Datong Wind Power Technology Co., Ltd.        Contract for Steel Structure Engineering Construction

Contract for Steel Structure Project

Contractee: Jilin Mingyang Datong Wind Power Technology Co., Ltd. (hereunder called as Party A)

Contractor: Jilin Datong Group Co., Ltd. (hereunder called as Party B)

In compliance with the Company Law of People’s Republic of China, Construction Law of People’s Republic of China and relevant regulation of the state and local government, both parties adhere to principle of mutual benefit, consensus negotiation and in good faith, enter into this contract regarding the manufacture and installation project of main steel structure, steel beam, crane beam and steel support. The specific agreement is as following:

Clause 1 Brief Introduction of the Project

1.1	Project name: nominated subcontracting manufacture and installation project for steel structure

1.2	Project site: No.2667, Jinshan Road, Gaoxin District, Jilin City

1.3	Supervision Unit: Jilin Huiying Construction Engineering Supervision Liability Co.,Ltd.

1.4	General Contractor: Jilin Installation Project Stock Co., Ltd.

1.5	General Contractor for steel structure: Beijing Fanhua Steel Structure Engineering Co., Ltd.

1.6	Contract number: Shi2008-03

Clause 2 Contract Scope and Method

Based on the design and construction drawing confirmed by Party A, carry out detailed design(shall be confirmed and approved by the owner) for relevant steel construction part in the nominated subcontract scope, compile construction organization design, and carry out construction according to the design and construction plan approved by the owner, designer, supervisor and general contractor(the design and construction plan include the processing, manufacture, transportation, installation, inspection, test and acceptance for all and the steel structure related to the subcontracting details)

2.1 Contract Content:

2.1.1 Detailed design for relevant steel structure

2.1.2 Except for the steel structure, door and window works directly constructed by the general contractor, including the manufacture, transportation and installation of purlince, roof, wall panel, gutter, downpipe, canopy, doors and windows, doorpost trenching, tie bar, casing, and all the steel structure works in the design drawing(including completed construction and construction under progress), including the manufacture, transportation and installation of main steel structure, steel beam, crane beam and steel support.

Should there be any dispute occurred with general contractor regarding the contracted works, it shall be solved through mutual negotiation according to related bidding documents. The contractee will not make any extra payment.

2.1.3 Contracting Method: Contracting production, material, time limit, quality, safety and civilized construction

Clause 3 Requirement for Time Limit

The construction shall be conducted according to the condition of the civil construction and the schedule of Party A. The construction date shall be determined according to the written notice of Party A.

Construction Starting Date: June 16, 2008

Construction Completion Date: August 10, 2008

Milestone for Construction time limit

Installation for first lattice column: July 1, 2008

Provide access for vehicle passing and hoisting: July 21, 2008

Complete installation for roofing and racks: August 10, 2008

Clause 4 Quality Level and Project Maintenance

4.1 The project quality shall meet the requirement of the national and Jilin Construction code. The inspection criteria for quality of steel structure works is Code for acceptance in steel structures industry (GB50205-2005), general statement of steel structure design and the technical specifications in the contract document.

4.2 There is a warranty period for this project and which is specified in the Construction Quality Guarantee Letter. Party B shall provide maintenance for the project according to related national regulation. The project shall be completed in time and accepted by relevant department. The project shall meet the agreed requirement and shall go through the inspection and acceptance procedure. Party A shall return the quality security to Party B, The quality security shall be refunded to Party A in one time after the warranty period expires.

Clause 5 Contract Price

5.1 The unit price for this contract is fixed lum sum contract. The price will not be adjusted during the contract period unless there is any design change and confirmed by both parties.

5.2 Total price of the contract includes necessary facility charge, safety measure charge, inspection charge and tax charge such as processing, manufacture, transportation, installation, inspection and testing, water and electricity, measurement, general management fee, and scaffolds.

5.3 Total price of the contract: RMB10,059,836(Capital letters: Say One Million and Fifty Nine Thousand, Eight Hundred and Thirty Six Only)

Total price of this contact includes tax fees and 5 % general management fees submitted to the general contract unit, that is RMB479,039.00 in total.

Clause 6 Project Payment Term and Settlement of Progress Payment

6.1 The owner shall, within seven (7) days after the signing the contract and the contractor has provided the advance payment guarantee, pay 30% of the contract amount.

6.2 The owner shall pay 30% of the contract amount within seven(7)days when the lattice column arrives the construction site.

6.3 25% of the contract amount shall be paid within seven (7)days when all the material arrive the site.

6.4 When the works of the contract is completed (which shall be inspected and approved by Party A, owner, supervisor and designer), Party A shall pay 95% of the closing price within one (1) month after receiving and reviewing the project settlement report.

6.5 5% of the balance shall be used as the project quality security, which will be paid to Party B one year later after the project is completed and accepted.

6.6 The economic change and claims of Party B shall be used as the settlement basis after confirmed by the representative of Party A, and will be paid to Party B in the final completion with the proportion in Clause 6.5.

6.7 Party A shall, according to the time project schedule agreed in the contract, settle the progress payment in time and with the same amount (including the contract price adjusted due to engineering change)

Clause 7 Construction Schedule and Construction Plan

7.1 When signing the contract, Party B shall provide Party A with completed construction progress plan, which will be use as the contract appendix after confirmed by Party A.

7.2 Party B shall, with three (3) days after signing the contract, provide Party A with a complete set of construction organization design, which shall include: Party B shall arrange component manufacture, transportation, hoisting scheme, quality and safety insurance measures, mechanical equipment, labor forces and so on based on the time limit requirement (which shall be complying with the requirement of the bidding document of the owner) and the on-site situation.

Clause 8 Responsibilities of Party A

Party A’s representative in the construction site:

8.1 shall provide design drawing and relevant materials, organize design clarification, provide measurement and control-point of coordinates before construction start.

8.2 Before the steel parts arrive, the construction site shall be with the condition for starting construction and fundamental inspection and acceptance procedures.

8.3 responsible for quality supervision and acceptance of the steel structure work.

8.4	Provide temporary site for piping the steel structure components, and provide site for Party B to pile the materials.

8.5	Party A has the right to give notice and order to Party B in written form. In urgent situations, relevant personnel of Party A can give oral orders which shall be executed by Party B. Party A shall provide written confirmation within 24 hours.

8.6	Party A is the contact window of this project, and is responsible for contacting the state and local relevant department to inspect the project, and supervise the time limit, quality, safety production and civilized construction of Party B, organize owner, designer, and supervising engineering to inspect and accept the Party B’s works.

8.7	Specify the connection location for water and electricity, install main switch for water and electricity on the site. Party B is responsible for the branch line with the subcontracting scope of Party B.

8.8	Responsible for coordination of Party B and the third party in the construction site and supervise each party to protect the finished products.

Clause 9 Responsibilities of Party B

Representative of Party B on the construction site shall:

9.1 Organize construction according to the contract terms and the construction plan approved by Party A.

9.2 Compile construction plan according to design requirement, carry out detailed design, responsible for providing material sheet, certificate, welding of the factory material, fault detection report, self-inspection record, material submission report for steel material, high strength bolt, paint and welding material specified in the contract.

9.3 specify leaders of the construction site, provide construction name list and job certificate of major works to Party A; Party B us responsible for all the machine, equipment, and tools for recycling material during the manufacture, transportation and installation process.

9.4 Representative of Party B shall attend the monthly, weekly and daily production meeting organized by Party A

9.5 responsible for protecting the finished products make sure no damage will occur to the finished project of other construction parties.

9.6 Party A shall be responsible for providing all the material, machine, cables and parts necessary for construction and ensure the machines are in good condition and meets the safety requirement of Party A and relevant regulation in Jilin City.

9.7 complying with the management regulation of Party A and local government regarding safety, civilized construction, environment protection, firefighting, safeguard; Party B shall be responsible for all the losses for violating the regulation.

9.8 ensure the completeness of the engineering technical data within the contracting scope of Party B, and to keep the quality record and technical data according to the quality guarantee measures of Party A. The data shall be provided for representative of Party A for review. When completing his contracting works, Party B shall provide completion technical data(including completion drawing)which belong to Party B’s work scope, and the data shall meet the requirement of the Code for Technical Data Management in Jilin City.

Clause 10 Safety Production

10.1 Party B shall comply with management regulations related to project construction and safety production, and shall strictly follow the safety standard to organize the construction, and accept the supervision, inspection carried out legally by the industry and the safety inspectors. Party B shall also take strict safety protection measures, eliminate potential accident hazard, and responsible for accidents and charges resulted from ineffective safety measures. For injuries and fatal accidents which are not caused by Party B, the responsible party shall be hold responsible and assume relevant charges;

10.2 Party B shall carry out safety education for the works in the construction site, and shall be responsible for the safety.

10.3 Party B shall obey the regulation and rules of the construction site, and shall carry out operation according to regulation. The production shall be carried out safely and in a civilized way.If there were any damages occur, Party B shall be held responsible.

10.4 Allocation of workers engaging in special job shall be on duty with qualification certificate.

Clause 11 Completion Acceptance and Settlement

11.1 When completing the agreed works in the contract, Party B shall, according to the relevant national standard, provide the representative of Party A with complete completion material and acceptance report and project settlement sheet. Party A shall, within 28 days after receipt of the report and settlement notice, organize project acceptance and verification. If the project acceptance is not carried out in time or no comments are provided with 14days after the inspection and acceptance, it shall be deemed as that the completion acceptance report is approved and the settlement sheet is confirmed. The date when the completion acceptance report is sent out will be regarded as the actual completion date and the date to perform payment obligation.

11.2 Party B shall, hand over the project to Party A within 7 days after project acceptance. Where Party A is not able to take over the project in time, which results in the loss of the accepted project, all the losses hereby incurred will be responsible by Party A.

11.3 When handing over part of the works, Party A and Party B shall go through the inspection and acceptance procedure, and take the procedure as the basis for inspection and acceptance of the completed project.

11.4 During the completion acceptance, if there are any parts of the works which needs reworking or repair, both parties shall discuss the measures taken for repair and time limit during project acceptance. Party B shall finish the repair within the specified time limit. All the charges hereby caused will be born by Party B.

11.5 The inspection and acceptance standard will take the quality standard and engineering quality inspection and acceptance code of China and Jilin City as the basis.

11.6 Project settlement will be made based on 1. Contract of both parties 2. Quotation sheet 3. Drawing of Party A 4. Change notice 5 National standard for reference(GB50500-2003)

11.7 When some works are completed partially due to some special reasons, both parties shall make project acceptance agreement to reject some part of the works, and specify responsibilities of each party and ways for settling the project payment.

11.8 In case of any one of the following circumstances due to any special reasons, the project shall be considered as having been accepted and qualified.

11.8.1 Failure to arrange the inspection and acceptance within 15 days upon completion of the project;

11.8.2 Project construction which has been put into use by Party A or enters the next working procedure.

Article 12 Delay of Construction Period

12.1 Both parties should, based on the actual situations, confirm the days of construction period delayed or ahead of time upon completion of the project. In case of no confirmation note, completion on schedule shall be deemed.

12.2 The construction period shall be accordingly postponed if delayed due to the following reasons:

a. Party A fails to, according to the provisions of the contract, provide any drawings and conditions to start work;

b. Party A fails to, according to the provisions of the contract, pay the project advanced payment and progress payment;

c. Changes to the design and increase of the project quantity;

d. The construction period delayed resulting from force majeure (including wars, riots, falling of flying objects or any other such explosions, fire and continuous rain, snow and gale, room temperature above 35 degree or below -10 degree as are caused not to owing to the reasons of contract-issuing party and the contractor) shall be accordingly postponed.

e. Other circumstances under which the construction cannot be normally implemented other than the reasons of Party B.

12.3 After the occurrence of force majeure, both parties should promptly take actions and try to minimize the losses incurred thereby;

12.4 Each party should be responsible for its own costs caused by the disasters. The risk of the subject matter of such project under the contract arising from the force majeure shall be born by Party A.

Article 13 Price Adjustments

13.1 The contract price of the project shall be subject to the corresponding terms stipulated herein.

13.2 In case Party A wants to change the original project design, then it should early give a written notice of change to Party B and, within the regulated period, deliver the corresponding drawings in relation to such changes to Party B. The project quantity increased due to such changes shall be calculated based on the unit price specified in the quotation list after being confirmed by Party A. In such case the original contract price should be added. The price of such project quantity increased and the project progress payment shall be paid in accordance with the provisions stipulated in Article 6.6.

Article 14 Disputes

Any disputes may be resolved by and between the two parties through negotiation. In case an agreement cannot be reached, then such disputes may be submitted to Jilin Municipal Arbitration Committee for arbitration.

Article 15 Liability for Breach

15.1 In the event that Party B fails to, within the regulated construction period, hand over a completed project, then a penalty equal to RMB 10,000 shall be charged for each day of delay. The accumulated penalty must not exceed 10% of the contract price.

15.2 In the event that the project is completed within the construction period under the contract but fails to reach the qualified level after being inspected, then Party B shall be charged a penalty equal to 2% of the project settlement price and is required to take measures of rectification until the project under the contract is qualified.

15.3 It should be guaranteed that the project manager and the site management listed in the tender must be available. Provided that if any site management is off duty without any due reasons, then a penalty equal to RMB 500 per person per day shall be charged.

15.4 Any losses caused by any other contract-issuing party involving the project under the contract to Party B shall be resolved by Party A through coordination, which shall be born by the fault party to the party without any faults.

Article 16 Guarantee

16.1 The Contractor shall provide advance payment guarantee and performance guarantee to the contract-issuing party: such advance payment guarantee and performance guarantee can be the letter of advance payment guarantee and of performance guarantee, or cash check. The advance payment bond shall be RMB3, 020,000.

16.2 The project advance payment bond shall be equivalent to the advance payment of such project, which should be paid while the advance payment is paid.

16.3 50% of the advance payment bond shall be returned after the lattice columns, roof beam and crane beam arrive at the site and are installed and the rest 50% of such advance payment bond shall be automatically converted into performance bond.

Article 17 Effectiveness and Termination

This contract shall come into force since being signed and sealed by the two parties hereto, which shall be immediately terminated upon completion of the contents agreed upon herein.

Article 18 Miscellaneous

As for those not covered herein, the two parties may timely negotiate and sign a supplementary agreement. Any relevant agreement, telefax and minutes of the technical discussion meeting shall constitute an integral part hereof, which shall have the same legal force as the contract.

Those not covered herein shall be resolved by and between the two sides through negotiation.

Article 19 Counterparts

This contract shall be made in quadruplicate with each party holding two copies. All of these copies shall have the same legal force.

The two parties to the contract:

The Contract-issuing Party: Jinlin Mingyang Datong Wind Power Technology Co., Ltd (hereinafter to be referred as “Party A”)

The Contractor: Jinlin Datong Group Co., Ltd. (hereinafter to be referred as “Party B”)